SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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ML CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	6199	33-1219511
(State or Other Jurisdiction	(Primary Industrial	(IRS Employer
of Incorporation)	Classification Number)	Identification Number)

16810 East Avenue of the Fountains, Suite 120

Fountain Hills, Arizona. 85268

(480) 816-5308

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ML CAPITAL GROUP, INC.

2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Lisa Nelson

President and Chief Executive Officer

ML Capital Group, Inc.

16810 East Avenue of the Fountains, Suite 120

Fountain Hills, Arizona. 85268

(480) 816-5308

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

The Krueger Group, LLP

7486 La Jolla Boulevard

La Jolla, California 92037

(858) 405-7385

Attention: Blair Krueger, Esq.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer, accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	.	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	10,000,000	$.25	$2,500,000	$341.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the registrant’s 2013 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of shares to be offered or sold pursuant to Section 4 of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices for the common stock on the OTC Bulletin Board on September 16, 2013.

PART I

Information Required in the Section 10(a) Prospectus

ITEM 1. Plan Information.

ML Capital Group, Inc. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 10,000,000 shares of the common stock, $0.0001 par value (“Common Stock”), of the Registrant, which have been reserved for issuance under the 2013 Equity Incentive Plan of ML Capital Group, Inc. (the “Plan”). In addition, the Registrant is registering an indeterminate number of shares which may be issued under Section 4 of the Plan.

The documents containing the information specified in Part I will be sent or given to eligible participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. Registrant Information and Employee Plan's Annual Information.

The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference. including any amendment or report filed for the purpose of updating such description

The following documents previously filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(a)

The Company’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2013 and June 30, 2013 filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(b)

The description of the Company’s Common Stock contained in the Company’s Form S-1 Registration Statement originally filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act on September 7, 2011 and effective as of April 12, 2013 including any amendment or report filed for the purpose of updating such description;

(c)	The Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission for periods ending May 30, 2013, August 13, 2013, and September 10, 2013; and

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 11, 2013.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation at Article XI provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification." Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.4	2013 Equity Incentive Plan
5.1	Opinion of The Krueger Group, LLP
23.1	Consent of D. Brooks and Associates CPAs, P.A.
23.3	Consent of The Krueger Group, LLP (included in Exhibit 5.1)

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information, individually or in the aggregate, with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of California, on the 19th day of September 2013.

ML CAPITAL GROUP, INC.

By:	/s/ Lisa Nelson
Lisa Nelson
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lisa Nelson	Chief Executive Officer, Chairmen of the Board	September 19, 2013
Lisa Nelson	(Principal Executive Officer and Principal Financial Officer)